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Exhibit 10.22

RETIREMENT AGREEMENT AND GENERAL RELEASE

        This Retirement Agreement and General Release (the "Agreement") is entered into by and between Advance America, Cash Advance Centers, Inc. (the "Company") and Kenneth E. Compton ("Executive"), as of February 28, 2011.

Statement of Purpose

        Executive has served as President and Chief Executive Officer of the Company since August 26, 2005. Executive has determined to retire from his employment with the Company effective as of February 28, 2011, with the consent of the Board of Directors of the Company. The purpose of this Agreement is to set forth the mutual understanding of the parties regarding Executive's retirement from the Company, including (i) his ongoing role on the Board of Directors, (ii) certain retirement pay and benefits as provided herein, (iii) in consideration for such retirement benefits, Executive's general release of claims and certain post-employment covenants and (iv) other matters set forth herein.

        Accordingly, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

        1.    Retirement; Board Service.    Executive's employment with the Company will terminate effective February 28, 2011 (the "Retirement Date"). Effective on the Retirement Date, Executive resigns as to his positions as President and Chief Executive Officer of the Company and every other position as an employee, officer, agent or trustee of each and every affiliated entity or benefit plan; provided, however, that Executive shall continue in his current term as a member of the Board of Directors of the Company following the Retirement Date. Executive agrees to stand for re-election to the Board of Directors at the next annual meeting of the Company's shareholders at which directors are elected. As part of Executive's role on the Board of Directors, Executive will provide guidance and advice to the Company's President and Chief Executive Officer to assist in the transition of Executive's duties. Executive shall be eligible to receive compensation following the Retirement Date for his role as a non-employee director in accordance with the Company's generally applicable compensation arrangements for non-employee directors.

        2.    Retirement Pay and Benefits.    In consideration for Executive's release of claims, covenants and other agreements provided herein, the Company shall provide Executive the following retirement pay and benefits:

          a.    Restricted Stock Vesting.    The remaining 93,750 shares of restricted stock granted to Executive on October 27, 2005 under the Restricted Stock Agreement, dated October 27, 2005, between Executive and the Company (the "2005 Restricted Stock Agreement") that were not vested immediately prior to the Retirement Date shall be vested as of the Retirement Date.

          b.    Retirement Treatment for Vested Stock Options.    In accordance with Section 7(e) of the Company's 2004 Omnibus Stock Plan and Section 1(b) of the Nonqualified Stock Option Agreement, dated October 27, 2005, between Executive and the Company (the "2005 Stock Option Agreement"), Executive's termination of employment shall be treated as a retirement, providing Executive with one year following the Retirement Date to exercise any stock options that are vested and outstanding as of the Retirement Date.

          c.    Retirement Payment.    Conditioned on the execution of this Agreement and non-revocation of the release set forth in Section 6 below, on or about the 30th day after the Retirement Date the Company shall make a lump sum cash payment to Executive in the amount of $180,000, less applicable payroll and withholding taxes.

          d.    Benefits Continuation.    For a period of no more than six (6) months following the Retirement Date, the Company will pay the full cost of Executive's monthly premiums (for executive and currently enrolled dependents) for coverage under the Company's group health plan (the "Extended Coverage Period"). COBRA Continuation coverage with the Company's group health plan for Executive and his dependents will be available for election by executive, at his election and expense, following the Extended Coverage Period. Notwithstanding the foregoing, in the event Executive obtains other employment whereby he is eligible for reasonably equivalent medical benefits, the Company shall not be required to continue to subsidize the group health benefit coverage for Executive and his dependents under the Company's group health benefit plans. Executive agrees to notify the Company in writing within ten (10) days of obtaining employment whereby he is eligible to receive reasonably equivalent medical benefits from his employer.

          e.    No Prior Entitlement to Severance Benefits.    The parties agree that the retirement pay and benefits set forth in this Section 2 include consideration in addition to anything of value to which Executive was already entitled before signing this Agreement.

        3.    Forfeiture of Unvested Equity Awards.    Except as otherwise expressly provided in Section 2 above, all awards of stock options and restricted stock under the Company's 2004 Omnibus Stock Plan and the 2005 Stock Option Agreement that are not vested as of the Retirement Date shall be canceled and forfeited as of such date.

        4.    Termination of Change of Control Agreement.    Effective as of the Retirement Date, the Change of Control Agreement between the Company and Executive dated February 16, 2011 shall be canceled and terminated in its entirety.

        5.    All Other Benefits.    All other benefits that Executive was provided during the course of his employment under the Company's employee benefit plans shall terminate as of the Retirement Date, except as otherwise expressly provided in such plans. Executive hereby agrees to comply with the terms of the Company's 2004 Omnibus Stock Plan and applicable award agreements under that Plan, the 2005 Restricted Stock Agreement, and the 2005 Stock Option Agreement with respect to vested awards of restricted stock and stock options, and any sales, gifts, or other transfers of such stock.

        6.    Release.    In return for the additional consideration provided by the Agreement, Executive does hereby for Executive and Executive's heirs, executors, assigns, and any others who may seek to act on Executive's behalf or through Executive, release and forever discharge the Company, affiliates, subsidiaries, successors, predecessors and related entities, if any, and their current and former officers, directors, agents, representatives, employees, insurers and assigns (collectively the "Releasees") from all claims Executive has or may have against the Releasees by reason of anything done or omitted to be done in relation to Executive's employment with the Company, up to the date of this Agreement. This release and discharge includes any and all causes of action, back or front pay, benefits, damages of any sort, debts, liabilities, contract rights, and any costs, fees, or other expenses or attorneys' fees incurred in law or in equity, whether known or unknown. This release and discharge also includes, without limitation, any liability or cause of action which arises out of or relates to Executive's employment or separation from employment by Releasees including, without limitation, any cause of action or liability for discrimination based on the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, race, color, sex, disability, religion, national origin or other status protected by applicable law. The Agreement shall not be construed to waive any right that is not subject to waiver under applicable law, including the right to file an administrative agency action, or any right to vested benefits under the terms of any pension, retirement savings benefit plan, or company-provided equity awards made under the 2004 Omnibus Stock Plan, the 2005 Restricted Stock Agreement, and the 2005 Stock Option Agreement. Nor shall this agreement be construed to waive any right Executive has pursuant to the Executive's Indemnification Agreement with the Company.

        7.    Cooperation; Non-Disparagement.

          a.    Cooperation.    Executive additionally agrees to make himself available even after the Retirement Date, upon reasonable notice from the Company, in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, to provide information or documents, provide declarations, affidavits, or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of such matters. Executive understands that the Company will reimburse Executive for all reasonable, documented out-of-pocket expenses that Executive incurs, in accordance with the Company's then applicable expense reimbursement guidelines in complying with the obligations of this Section.

          b.    Non-Disparagement.    Executive agrees not to disparage the Company in any way and the Company agrees not to disparage Executive in any way. Upon the request and direction of Executive, the Company shall provide any and all third parties with a job reference on behalf of Executive, such recommendation to include the following information: dates of employment and job title.

          c.    Return of Payments/Benefits.    If Executive breaches this Section 7, Executive must repay all amounts provided to Executive under this Agreement.

        8.    Noncompetition; Nonsolicitation; Confidential Information.

          a.    Noncompetition.    Executive acknowledges and agrees with the Company that Executive's services to the Company were unique in nature and that the Company would be irreparably harmed and would lack an adequate remedy at law if Executive were to provide similar services to any person or entity competing with the Company or engaged in a similar business. Executive further acknowledges and agrees that the covenants and agreements set forth in this Agreement are a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, and that Executive shall receive substantial direct and indirect benefits by virtue of the transactions contemplated by this Agreement. Executive accordingly covenants and agrees with the Company that during the period commencing on the Retirement Date and ending on the first anniversary of that date (i.e., twelve full calendar months following the Retirement Date) (the "Noncompetition Period"), Executive shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in the "Restricted Business in the Restricted Territory," which, for purposes of this Agreement, is defined as the business of the Company and its subsidiaries as conducted on the date hereof anywhere in the United States, Canada, or the United Kingdom. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture, or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise), as a result of which Executive (A) will use or disclose or could reasonably be expected to use or disclose any confidential information or matters of the Company (as defined below) for the purpose of competing with the Company; (B) will hold a position with duties that are the same as or substantially similar to those duties previously performed by Executive for the Company; or (C) will otherwise engage in providing products or services in competition with the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, securities of any person (i) having a class of securities registered under the Securities Exchange Act of 1934 if Executive is not involved in the business of said person and if Executive and Executive's associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not, directly or indirectly, own more than an aggregate of three percent (3%) of any class of securities of such person, or (ii) provided such securities are held through an investment vehicle for which Executive does not make the investment decisions.

          b.    Nonsolicitation.    During the Noncompetition Period, Executive shall not, directly or indirectly, either for himself or any other person or entity, (i) induce or attempt to induce any employee of the Company (or any of its direct or indirect subsidiaries) to leave the employ of the Company (or any of its direct or indirect subsidiaries), or in any way interfere with the relationship between the Company (or any of its direct or indirect subsidiaries), and any employee thereof in a manner that has an adverse effect on the Company (or any of its direct or indirect subsidiaries), (ii) hire directly or through another entity any person who was an employee of the Company (or any of its direct or indirect subsidiaries) during the six-month period immediately prior to the date on which such hiring would take place in the case of an employee who voluntarily terminates his employment with the Company (or any of its direct or indirect subsidiaries), (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company (or any of its direct or indirect subsidiaries) to cease doing business with the Company (or any of its direct or indirect subsidiaries), or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (or its direct or indirect subsidiaries) (including, without limitation, making any negative statements or communications concerning the Company (or any of its direct or indirect subsidiaries)) in a manner that has an adverse effect on the Company (or any of its direct or indirect subsidiaries), or (iv) solicit or accept any business of the nature performed or provided by the Company from any customer, supplier, licensee or other business relation of the Company and that Executive will not take any steps, directly or indirectly, to cause or to assist any other person to cause any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or to decrease its level of business with the Company. For purposes of this Section 8(b), the term "customer, supplier, licensee or other business relation of the Company" shall be limited to any person, business, or entity that was a customer, supplier, licensee or other business relation of the Company and (i) that Executive had contact with during Executive's last twelve (12) months of employment; or (ii) about which Executive possessed or had access to confidential information during Executive's last twelve (12) months of employment with the Company.

          c.    Preservation of Confidential Information.    Unless required by law or pursuant to a final, non-appealable court order, at all times during and after the Noncompetition Period, Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of Executive or others, or disclose to others, all confidential information or matters of the Company (or its direct or indirect subsidiaries), including, without limitation, trade secrets, product information, customer lists, details of contracts, pricing policies, price lists, operational methods, Executive lists and evaluations, marketing plans or strategies, business acquisition plans and new personnel acquisition plans of the Company (or its direct or indirect subsidiaries) learned by Executive heretofore or hereafter. For the purposes of this Agreement, "confidential information or matters of the Company" does not include information which is or becomes generally available to the public, other than as a result of a disclosure in violation of this Agreement.

          d.    Remedies.    Executive acknowledges and agrees that the foregoing obligations set forth in this Section 8 are material terms of this Agreement and that his compliance with the same are a condition to his receipt of the payments and benefits described and set forth in Section 2 of this Agreement. The Company has the right to discontinue such payments and benefits, and Executive shall forfeit his right to such payments and benefits and must tender any such payments previously made to Executive back to the Company, in the event Executive fails to comply with any of the foregoing obligations of this Section 8. In addition to, and without limitation of, any rights which the Company may otherwise have, at law or in equity, the Company shall also have the right to temporary, preliminary, and permanent injunctive relief against Executive in a court of competent jurisdiction in the event of such breach, or threatened breach, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law. Executive also agrees that the Company is entitled to its reasonable attorneys' fees and costs incurred in enforcing this Agreement or successfully prosecuting or defending any action under this Agreement. Furthermore, no bond need be posted in conjunction with the application for, or issuance of, an injunction (which requirement is hereby specifically and expressly waived by Executive).

          e.    Acknowledgments.    Executive acknowledges that the scope and length of the restrictions placed on Executive hereby are fair, reasonable, and lawful and are limited and narrowly tailored to protect the legitimate business interests of the Company. If a court shall determine that the scope or length of any such restriction is unduly broad or long, the court may modify such restrictions as necessary to make the same lawful and enforceable to the fullest extent under the law.

        9.    Indemnification.    Executive understands that in the event legal action is taken against the Company and/or him in which he is a named defendant after the Retirement Date, that any indemnification obligations from the Company which applied to him as an officer of the Company, including, but not limited to any and all applicable insurance coverage such as directors and officers liability insurance coverage, will continue and the same protections will be afforded to him in the future that existed as of the date of this Agreement. In that regard, Executive's Indemnification Agreement with the Company, dated July 26, 2006, shall remain in effect following the Retirement Date in accordance with its terms.

        10.    Return of Property.    Executive shall return to the Company all credit cards, identification cards, access cards, keys and all other Company property which may be in the Executive's possession or control.

        11.    No Confidentiality.    The parties acknowledge and agree that the Company may be required to disclose and publish this Agreement in a Report on Form 8-K or otherwise pursuant to federal securities laws.

        12.    Modification of Agreement.    This Agreement may not be changed, amended or waived except by another written agreement signed by both parties.

        13.    Non-Admission.    Executive and the Company mutually agree that this Agreement is not to be construed as an admission, by either party, that either party has violated any law or breached any of the Company's policies or procedures with respect to Executive's employment or retirement therefrom, and both parties deny any wrongdoing or liability with respect thereto.

        14.    Choice of Law/Severability.    This Agreement will be construed under the laws of the State of South Carolina. If any provision of this Agreement is held by a court to be invalid or unenforceable, the provision shall be reformed by the court to the extent necessary to render it valid or enforceable. Failing reformation, this Agreement shall be construed as if the invalid and/or unenforceable provision had never been contained herein.

        15.    Entire Agreement.    This Agreement, together with the Company's 2004 Omnibus Stock Plan, applicable award agreements under that plan with respect to vested awards, the 2005 Restricted Stock Agreement, the 2005 Stock Option Agreement with respect to vested stock options, and Executive's Indemnification Agreement with the Company, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof. To the extent there are any inconsistencies between the terms of this Agreement and the other agreements referred to above, the provisions of this Agreement shall control. The parties agree that if any clause, paragraph, or sub-paragraph in this Agreement is found to be invalid, such invalidity will not affect the validity of the other clauses herein.

        16.    Acknowledgement.    By signing below, Executive acknowledges that Executive has read, understands and voluntarily enters into the Agreement and acknowledges that this Agreement is written in such a manner that he understands the terms and conditions of the Agreement and he, pursuant to the terms of the Older Workers Benefit Protection Act:

  a.
  Has been provided twenty-one (21) days to consider this Agreement;

  b.
  Has been informed that he may revoke this Agreement by providing notice to the Company within seven (7) days after he has executed this Agreement;

  c.
  Has been advised, in writing by this Section, to consult an attorney regarding this Agreement.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and Executive has hereunto set his hand and seal, all as of the day and year first above written.

KENNETH E. COMPTON	ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.
/s/ Kenneth E. Compton	/s/ J. Patrick O'Shaughnessy
By: J. Patrick O'Shaughnessy
March 8, 2011 Date	March 8, 2011 Date
/s/ Kathryn R. Compton Witness

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  Exhibit 10.22
RETIREMENT AGREEMENT AND GENERAL RELEASE